EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT

Company
Kabushiki Kaisha Photon Dynamics.......................       Japan         100%
Photon Dynamics Korea Inc..............................       Korea         100%
CR Technology, Inc. ...................................   United States     100%
Photon Dynamics Canada Inc., formerly known as Image
      Processing Systems Inc. .........................       Canada        100%
Intelligent Reasoning Systems, Inc. ...................   United States     100%

The subsidiaries listed are all included in the consolidated financial statements of the Company.